UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2005

DIGITAL ANGEL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

1-15177

52-1233960

(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

490 Villaume Avenue, South St. Paul, MN 55075
(Address of Principal Executive Offices) (Zip Code)

(Registrant’s telephone number, including area code) (651) 455-1621

Not applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement

On February 25, 2005, the Company entered into a Stock Purchase Agreement with Applied Digital Solutions, Inc, the Company’s majority stockholder. Pursuant to the agreement, on February 25, 2005, the Company sold 644,140 shares of Digital Angel Corporation common stock, par value $0.005, to Applied Digital Solutions, Inc. in exchange for 684,543 shares of Applied Digital Solutions, Inc. common stock, par value $0.01.  The value of the common stock exchanged between Applied Digital Solutions, Inc. and the Company was $3,500,000. The Applied Digital Solutions, Inc. common stock received by the Company was used as partial consideration for the acquisition of DSD Holdings A/S and its wholly-owned subsidiaries, Daploma Internationanal A/S and Digitag A/S, as described more fully below.

On February 28, 2005, the Company completed the acquisition of DSD Holdings A/S and its wholly-owned subsidiaries Daploma International A/S and Digitag A/S.

Under the terms of the acquisition, the Company purchased all of the outstanding capital stock of DSD Holdings A/S in consideration for a purchase price of seven times DSD Holdings A/S’s average annual EBITDA over the next three years less outstanding indebtedness at the end of the time period less 30% of the total compensation paid to Lasse Nordfjeld, CEO of DSD Holdings A/S, pursuant to the employment agreement described below.  An initial payment of $3.5 million was made at closing through the delivery of Applied Digital Solutions, Inc. common stock valued at $3.5 million which Digital Angel Corporation acquired from Applied Digital Solutions, Inc. in exchange for $3.5 million of Digital Angel Corporation common stock, as described more fully above.

In addition, the Company loaned DSD Holdings A/S the principal amount of $1.0 million.  The loan is evidenced by a promissory note between the Company and DSD Holdings A/S dated February 28, 2005.  The principal balance and any accrued but unpaid interest is due and payable in full on May 28, 2008.  Interest accrues on the note at a rate equivalent to the higher of (i) the Prime Rate or (ii) the Reference Rate published by Wells Fargo Bank, N.A. plus one percent or (iii) the corresponding LIBOR based amount.  Under the terms of the promissory note, the principal and accrued interest due and payable is valued at a fixed conversion rate of 5.75 Danish Krones per US $1.00.

In connection with the acquisition of DSD Holdings A/S, the Company entered into an employment agreement dated February 28, 2005 with the CEO of DSD Holdings A/S, Lasse Nordfjeld.  The term of the employment agreement is one year which automatically renews for successive additional one year terms.  The employment agreement provides for a base salary of 1,200,000 Danish Krones per year and an annual bonus up to 50% of the base salary for each fiscal year.  Additionally, Lasse Nordfjeld will receive a stock option to purchase 150,000 shares of common stock of the Company as approved by the Board of Directors of the Company.

Daploma International A/S, the Company’s wholly-owned subsidiary, also entered into an employment agreement dated February 28, 2005 with Torsten Nordfjeld, Daploma’s President.  The term of the employment agreement will continue until either party to the employment agreement terminates Torsten’s employment by providing the other party a twelve month advance written notice.  The employment agreement provides for a base salary of 900,000 Danish Krones per year and an annual bonus up to 30% of the base salary for each fiscal year.  Additionally, Torsten Nordfjeld will receive a stock option to purchase 75,000 shares of common stock of the Company as approved by the Board of Directors of the Company.

The Company intends to operate DSD Holdings A/S and its operating subsidiaries from their current headquarters near Copenhagen, Denmark.

Item 3.02.              Unregistered Sales of Equity Securities

On February 25, 2005 Digital Angel Corporation issued 644,140 shares of unregistered common stock to Applied Digital Solutions, Inc. in exchange for 684,543 shares of unregistered common stock of Applied Digital Solutions, Inc. pursuant to a Stock Purchase Agreement with Applied Digital Solutions dated February 25, 2005.  The stock was issued pursuant to an exemption under Section 4(2) of the Securities Act of 1933, as amended. The stock was issued in connection with the Company’s acquisition of DSD Holdings A/S.

Item 9.01.              Financial Statements and Exhibits

(a)                        Financial statements of businesses acquired-Not Applicable

(b)                       Pro forma financial information-Not Applicable

(c)                        Exhibits

Exhibit No. 10.1	Form of Stock Purchase Agreement dated February 28, 2005 by and among Digital Angel Corporation and all the shareholders of DSD Holdings A/S

Exhibit No. 10.2	Stock Purchase Agreement dated February 25, 2005 between Applied Digital Solutions, Inc. and Digital Angel Corporation

Exhibit No. 10.3	Promissory Note by and between DSD Holdings A/S and Digital Angel Corporation, dated February 28, 2005

Exhibit No. 10.4	Employment Agreement by and between Digital Angel Corporation and Lasse Nordfjeld, dated as of February 28, 2005

Exhibit No. 10.5	Employment Agreement by and between Daploma International A/S and Torsten Nordfjeld, dated as of February 28, 2005

Exhibit No. 99.1	Press release, dated March 1, 2005, announcing the Company’s acquisition of DSD Holdings A/S and 2005 Revenue Guidance

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 1, 2005

/s/ James P. Santelli
Digital Angel Corporation
James P. Santelli
Vice-President of Finance and Chief Financial Officer